Exhibit 99.1
                                  ------------





                                 CYANCO COMPANY
                              Financial Statements
                           December 31, 2004 and 2003

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM






To the Joint Venture Participants
  of Cyanco Company


We have audited the accompanying balance sheet of Cyanco Company as of December 31, 2004 and 2003, and the related statements of income, joint venture capital, and cash flows for the years ended December 31, 2004, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board of the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyanco Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years ended December 31, 2004, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.



/s/  TANNER + CO.


Salt Lake City, Utah
     January 20, 2005

                                 CYANCO COMPANY
                                 Balance Sheets


                                                         December 31,
Assets                                            2004                 2003
------                                      ------------------------------------

Current assets:
   Cash and cash equivalents                $     2,615,000    $      1,935,000
   Accounts receivable, net                       2,671,000           4,237,000
   Inventories                                    1,173,000             968,000
   Prepaid expenses                                 116,000             104,000
                                            ------------------------------------

   Total current assets                           6,575,000           7,244,000

Property and equipment, net                      13,095,000          14,651,000
Intangible assets, net                            2,514,000           4,131,000
                                            ------------------------------------

                                            $    22,184,000    $     26,026,000
                                            ====================================

Liabilities and Joint Venture Capital

Current liabilities:
   Accounts payable                         $     2,464,000    $      1,814,000
   Accounts payable - related parties                97,000             572,000
   Accrued liabilities                              706,000             714,000
                                            ------------------------------------

   Total current liabilities                      3,267,000           3,100,000

Long-term liabilities                                    -              247,000
                                            ------------------------------------

   Total liabilities                              3,267,000           3,347,000

Commitments and contingencies

Joint venture capital                            18,917,000          22,679,000
                                            ------------------------------------

                                            $    22,184,000    $     26,026,000
                                            ====================================


                 See accompanying notes to financial statements.

                                 CYANCO COMPANY
                              Statements of Income


                                                           Years Ended December 31,
                                                  2004               2003              2002
                                            -----------------------------------------------------
Revenues:
   Sales, net                               $    35,842,000    $    30,117,000    $    30,632,000
   Other                                             30,000             28,000                  -
                                            -----------------------------------------------------

   Total revenues                                35,872,000         30,145,000         30,632,000
                                            -----------------------------------------------------

Costs and expenses:
   Cost of sales                                 25,907,000         22,896,000         21,875,000
   Selling, general and administrative            2,627,000          2,233,000          2,120,000
   Impairment of intangible assets                1,100,000                  -                  -
   Research and development                               -                  -              5,000
                                            -----------------------------------------------------

   Total costs and expenses                      29,634,000         25,129,000         24,000,000
                                            -----------------------------------------------------

Net income                                  $     6,238,000    $     5,016,000    $     6,632,000
                                            =====================================================



                 See accompanying notes to financial statements.

                                 CYANCO COMPANY
                       Statements of Joint Venture Capital
                  Years Ended December 31, 2004, 2003 and 2002


                                                            Degussa Corporation
                                            Winnemucca             and
                                          Chemicals, Inc.   CyPlus Corporation*       Total
                                        ---------------------------------------------------------
Balance, January 1, 2002                $    12,667,000      $    10,364,000      $    23,031,000

   Distributions                             (3,000,000)          (3,000,000)          (6,000,000)

   Net income                                 3,316,000            3,316,000            6,632,000
                                        ---------------------------------------------------------

Balance, December 31, 2002                   12,983,000           10,680,000           23,663,000

   Distributions                             (3,000,000)          (3,000,000)          (6,000,000)

   Net income                                 2,508,000            2,508,000            5,016,000
                                        ---------------------------------------------------------

Balance, December 31, 2003                   12,491,000           10,188,000           22,679,000

   Distributions                             (5,000,000)          (5,000,000)         (10,000,000)

   Net income                                 3,119,000            3,119,000            6,238,000
                                        ---------------------------------------------------------

Balance, December 31, 2004              $    10,610,000      $     8,307,000      $    18,917,000
                                        =========================================================


* See Note 1.



                 See accompanying notes to financial statements.

                                 CYANCO COMPANY
                            Statements of Cash Flows


                                                                    Years Ended December 31,
                                                             2004             2003              2002
                                                       ---------------------------------------------------
Cash flows from operating activities:
   Net income                                          $     6,238,000    $    5,016,000    $    6,632,000
   Adjustments to reconcile net income to
     net cash provided by operating activities:
     Depreciation and amortization                           2,244,000         1,649,000         1,651,000
     Impairment of intangible assets                         1,100,000                 -                 -
     Bad debt expense                                          120,000                 -                 -
     (Gain) loss on sale of property and equipment                   -            (7,000)          123,000
   Decrease (increase) in:
     Accounts receivable                                     1,446,000          (671,000)        1,256,000
     Inventories                                              (205,000)         (124,000)           69,000
     Prepaid expenses                                          (12,000)          (18,000)          (14,000)
   Increase (decrease) in accounts payable
     and accrued liabilities                                   (80,000)          264,000           437,000
                                                       ---------------------------------------------------

   Net cash provided by operating activities                10,851,000         6,109,000        10,154,000
                                                       ---------------------------------------------------

Cash flows from investing activities:
   Purchase of property and equipment                         (171,000)         (298,000)         (317,000)
   Proceeds from sale of property and
      equipment                                                      -             7,000           256,000
   Cash paid in acquisition (Note 2)                                 -                 -        (4,000,000)
                                                       ---------------------------------------------------

   Net cash used in investing activities                      (171,000)         (291,000)       (4,061,000)
                                                       ---------------------------------------------------

Cash flows from financing activities:
   Distributions to joint venture partners                 (10,000,000)       (6,000,000)       (6,000,000)
   Proceeds from related party note payable                          -                 -         2,000,000
   Payment of related party note payable                             -                 -        (2,000,000)
                                                       ---------------------------------------------------

   Net cash used in financing activities                   (10,000,000)       (6,000,000)       (6,000,000)
                                                       ---------------------------------------------------

Net increase (decrease) in cash and
   cash equivalent                                             680,000          (182,000)           93,000

Cash and cash equivalents, beginning of year                 1,935,000         2,117,000         2,024,000
                                                       ---------------------------------------------------

Cash and cash equivalents, end of year                 $     2,615,000    $    1,935,000    $    2,117,000
                                                       ===================================================


                 See accompanying notes to financial statements.

                                 CYANCO COMPANY
                          Notes to Financial Statements
                  Years Ended December 31, 2004, 2003 and 2002


Note 1:  Organization and Significant Accounting Policies

         Organization and Litigation Between Joint Venture Partners - Cyanco Company (the "Company") is a non-corporate joint venture that has been owned 50 percent by Winnemucca Chemicals, Inc. (Winnemucca Chemicals) and 50 percent by Degussa Corporation (Degussa). The Company is the owner and operator of a liquid sodium cyanide manufacturing facility located in Humboldt County, Nevada, and operates within the mining industry.

         The Joint Venture Agreement provides that each joint venture partner has a first right of refusal to purchase the other partner's interest in the event the other partner transfers its interest in the joint venture to a third party.

         Effective January 1, 2003, Degussa transferred its 50% joint venture interest in the Company to CyPlus Corporation (CyPlus) as part of a reorganization of the world-wide mining chemicals business of Degussa AG, a German corporation and the ultimate parent company of Degussa and CyPlus.

         On January 5, 2004, Winnemucca Chemicals filed a complaint in Nevada State Court (the case was later removed to the United States District Court for the District of Nevada) primarily related to Degussa's transfer of its joint venture interest to CyPlus. Winnemucca Chemicals claims that such transfer was in violation of the Joint Venture Agreement. The litigation seeks, among other things, to void such transfer or, alternatively, to enforce Winnemucca Chemicals' rights under the Joint Venture Agreement arising out of the transfer.

         In the litigation, Degussa and CyPlus assert that Degussa's transfer of its interest in Cyanco is not a violation of the Joint Venture Agreement.

         Nothing in these financial statements or the notes thereto shall be construed to compromise any claim or defense of any party to the litigation. The litigation between the joint venture partners has no impact on the operations of the Company.

         Cash Equivalents - For purposes of the statement of cash flows, cash and cash equivalents includes all cash and short-term investments with original maturities to the Company of three months or less.

                                 CYANCO COMPANY
                          Notes to Financial Statement
                  Years Ended December 31, 2004, 2003 and 2003
                                    Continued



         Accounts Receivable - Trade receivables are carried at original invoice amount less an estimate made for doubtful accounts. Management determines the allowance for doubtful accounts by identifying potential troubled accounts and by using historical experience and future expectations applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

         Inventories - Inventories are recorded at the lower of cost or market, cost being determined on a first in, first out (FIFO) method.

         Property and Equipment - Property and equipment are recorded at cost, less accumulated depreciation. Depreciation of property and equipment, other than the sodium cyanide plant, is computed using the straight-line method over the estimated useful lives of the assets. Depreciation of the sodium cyanide plant is computed using the units-of-production method. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on the sale of property and equipment are included in current operations.

         Intangible Assets - Intangible assets include the license of certain technology used in the manufacturing plant, certain costs incurred in connection with the construction of the manufacturing plant, customer relationships, and other intangible assets purchased in the 2002 asset acquisition (Note 2). The license of technology and the costs related to the manufacturing plant are amortized using the units-of-production method. The purchased intangible assets are being amortized using the straight-line method over estimated useful lives of 5 to 10 years.

         Revenue Recognition - Revenue for sales of product is recognized when a valid purchase order has been received, product has been shipped, the selling price is fixed or determinable, and collection is reasonably assured.

         Income Taxes - The joint venture is not subject to income taxes since all income tax effects are passed through to the joint venture partners.

         Concentrations - Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. Prior to August 2002, the Company had a distribution agreement with Degussa (see Note 7), which required Degussa to indemnify the Company against any credit risk from receivables. The Company has historically not experienced losses on receivables and believes no significant credit risk exists for receivables at December 31, 2004.

                                 CYANCO COMPANY
                          Notes to Financial Statement
                  Years Ended December 31, 2004, 2003 and 2003
                                    Continued



         The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

         The Company's customer base consists primarily of mining companies in the Western United States. Although the Company is directly affected by the economic health of the mining industry, management does not believe significant credit risk exists at December 31, 2004.

         The Company has purchase commitments with suppliers of certain raw materials covering various time periods and containing various pricing arrangements. The Company believes alternative sources of the raw materials are available in the event that the suppliers are unable to meet the Company's raw material needs.

         Impairment of Long-Lived Assets - The Company reviews its long-lived assets for impairment through an analysis of undiscounted future cash flows whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If it is determined that an impairment loss has occurred based on expected cash flows, such loss is recognized in the statement of income.

         Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain of these key estimates include the allowance for doubtful accounts and the realization of carrying values and useful lives of long-lived tangible and intangible assets. Differences in these estimates and actual results could be material to the Company's financial position and results of operations.

         Reclassifications - Certain amounts in the prior years' financial statements have been reclassified to conform with the current year presentation.


Note 2:  Acquisition

         On April 1, 2002, the Company acquired certain assets of a chemical company's sodium cyanide business for an aggregate consideration not to exceed $5,900,000, but not less than $4,900,000 consisting of $4,000,000 in cash with an additional $900,000 to $1,900,000 as contingent consideration based on a defined annual revenue sharing calculation through December 31, 2006. The Company recorded a liability for the minimum revenue sharing amount at December 31, 2002, $342,000 as the estimated current amount and $558,000 as the estimated long-term portion. Through December 31, 2004, the Company paid a total of

                                 CYANCO COMPANY
                          Notes to Financial Statement
                  Years Ended December 31, 2004, 2003 and 2003
                                    Continued


$653,000 of the liability related to 2003 and 2002 revenues. At December 31, 2004 and 2003, accrued liabilities include a revenue sharing payable of $337,000. The revenue sharing payable at December 31, 2004 relates to 2004 sales and includes the remaining minimum revenue sharing amount of $247,000. Revenue sharing obligations in excess of the minimum revenue sharing amount of $900,000 are charged to operations and included in cost of sales.

         The Company allocated $4,500,000 of the $4,900,000 minimum purchase price to customer relationships and other intangible assets and the remaining $400,000 to property and equipment.

Note 3:  Detail of Certain Balance Sheet Accounts

                                                             December 31,
                                                        2004             2003
                                                 -------------------------------

         Accounts receivable, net:
            Accounts receivable - trade             $2,729,000        $4,227,000
            Accounts receivable - employees             62,000            10,000
            Allowance for doubtful accounts           (120,000)                -
                                                 -------------------------------

                                                    $2,671,000        $4,237,000
                                                 ===============================


         Inventories:
            Raw materials                           $  876,000        $  698,000
            Finished goods                             297,000           270,000
                                                 -------------------------------

                                                    $1,173,000        $  968,000
                                                 ===============================


         Accrued liabilities:
            Revenue sharing payable (Note 2)        $  337,000        $ $337,000
            Sales tax payable                          192,000           242,000
            Accrued wages                               57,000            34,000
            Other                                      120,000           101,000
                                                 -------------------------------

                                                    $  706,000        $  714,000
                                                 ===============================

                                 CYANCO COMPANY
                          Notes to Financial Statement
                  Years Ended December 31, 2004, 2003 and 2003
                                    Continued



Note 4:  Property and Equipment

         Property and equipment consist of the following:

                                                         December 31,
                                                    2004              2003
                                              ----------------------------------

         Plant                                 $ 25,837,000      $ 25,828,000
         Machinery and equipment                  1,859,000         1,740,000
         Land                                       519,000           519,000
         Vehicles                                   385,000           358,000
         Office equipment and fixtures              326,000           298,000
         Construction in progress                     -                12,000
                                              ----------------------------------

                                                 28,926,000        28,755,000

         Less accumulated depreciation and
            amortization                        (15,831,000)      (14,104,000)
                                              ----------------------------------

                                               $ 13,095,000      $ 14,651,000
                                              ==================================

         Depreciation expense was $1,727,000, $1,156,000 and $1,338,000 in 2004,
2003 and 2002, respectively.


Note 5:  Intangible Assets

         Identifiable intangible assets subject to amortization at December 31 were as follows:

                                                                  2004
                                        ------------------------------------------------
                                            Gross
                                            Carrying       Accumulated        Net
                                            Value          Amortization  Carrying Value
                                        ------------------------------------------------
 Customer relationships and other           $3,400,000     $(1,266,000)    $2,134,000
 License                                       559,000        (327,000)       232,000
 Plant setup costs                             352,000        (204,000)       148,000
                                        ------------------------------------------------

                                            $4,311,000     $(1,797,000)    $2,514,000
                                        ================================================

                                 CYANCO COMPANY
                          Notes to Financial Statement
                  Years Ended December 31, 2004, 2003 and 2003
                                    Continued

                                                                2003
                                        -----------------------------------------------
                                           Gross
                                          Carrying     Accumulated          Net
                                           Value       Amortization    Carrying Value
                                        -----------------------------------------------
  Customer relationships and other        $4,500,000    $  (806,000)      $3,694,000
  License                                    559,000       (292,000)         267,000
  Plant setup costs                          352,000       (182,000)         170,000
                                        -----------------------------------------------

                                          $5,411,000    $(1,280,000)      $4,131,000
                                        ===============================================


         During the fourth quarter of 2004, the Company completed an impairment analysis of its intangible assets, particularly the customer relationships and other intangible assets, using projected discounted cash flows from the acquired customer relationships, net of the projected revenue sharing obligation (Note
2). Based on the impairment analysis, the Company concluded that its customer relationships and other intangible assets were impaired. Accordingly, the Company recognized a non-cash impairment expense of $1,100,000 in 2004.

         Amortization expense for identifiable intangible assets was $517,000, $493,000 and $313,000 in 2004, 2003 and 2002, respectively.

         The estimated future annual amortization expense for identifiable intangible assets is as follows:

                       2005                            $ 405,000
                       2006                              405,000
                       2007                              390,000
                       2008                              385,000
                       2009                              385,000
                 Thereafter                              544,000
                                               ------------------

                                                      $2,514,000
                                               ==================

                                 CYANCO COMPANY
                          Notes to Financial Statement
                  Years Ended December 31, 2004, 2003 and 2003
                                    Continued


Note 6:  Related Party Transactions

         Related party transactions consist of the following:

                                                               Years Ended December 31,
                                                 ---------------------------------------------------------
                                                    2004                2003                 2002
                                                 --------------- ------------------- ---------------------
     Sales to a joint venture partner
        (see Note 7)                              $ 7,083,000         $30,117,000           $30,632,000

     Amounts receivable from joint
        venture partners or their
        affiliates                                $     8,000         $         -           $         -

     Management fees, cost reimbursements,
        and other fees paid to the joint
        venture partners or their affiliates,
        included in general and administrative
        expenses                                  $ 1,522,000         $ 1,086,000           $   918,000

     Purchases of goods and services from
        joint venture partners or their
        affiliates included in:
        Cost of sales                             $     1,000         $   309,000           $         -
        Additions to property and
           equipment                              $    29,000         $        -            $         -

     Amounts payable to joint venture
        partners or their affiliates              $    97,000         $   572,000           $   219,000



Note 7:  Distribution Agreement

           The Company had an agreement with Degussa that provided for Degussa to act as the exclusive (with certain exceptions) distributor of the Company's products. The agreement had not been formally renewed after August 2002, which was its scheduled expiration date. Degussa functioned as the distributor of the Company's products through December 31, 2002, and CyPlus functioned as the distributor from January 1, 2003 through March 19, 2004. On March 20, 2004, the Company began to perform internally the sales, marketing and distribution functions previously performed by Degussa and CyPlus.

                                 CYANCO COMPANY
                          Notes to Financial Statement
                  Years Ended December 31, 2004, 2003 and 2003
                                    Continued


Note 8:  Profit Sharing Plan

           The Company has adopted a defined contribution profit sharing plan which qualifies under Section 401 (K) of the Internal Revenue Code. The plan provides retirement benefits for employees meeting minimum age and service requirements. Participants may contribute up to 20 percent of their gross wages, subject to certain limitations. The Company made contributions to the plan of $32,000, $29,000, and $24,000 during 2004, 2003, and 2002, respectively.


Note 9:  Supplemental Statement of Cash Flows Information

           The Company paid $10,000 for interest during the year ended December 31, 2002. No amounts were paid for interest during the years ended December 31, 2004 and 2003.

           During the year ended December 31, 2002, the Company acquired certain intangible assets and property and equipment in exchange for $4,000,000 cash and an acquisition payable of $900,000 (see Note 2).


Note 10:  Fair Value of Financial Instruments

           The Company's financial instruments consist of cash, receivables and payables. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items.


Note 11:  Long-Term Agreements

           The Company has contracts with two suppliers of liquid caustic soda that will provide for 100% of the Company's requirements at specified prices. The agreements terminate on December 31, 2005 (with an option to renew for a period of three years) and December 31, 2007.

           The Company has an agreement with a transportation company to deliver all of the Company's product. The agreement has an agreed upon fee structure and terminates in June 2006.

                                 CYANCO COMPANY
                          Notes to Financial Statement
                  Years Ended December 31, 2004, 2003 and 2003
                                    Continued

Note 12:  Major Customers

           During 2004, the Company had sales to three customers representing 39%, 36% and 12% of total sales. During 2003, the Company had sales to three customers representing 36%, 36% and 13% of total sales. During 2002, the Company had sales to three customers representing 37%, 32% and 10% of total sales.